Exhibit 99.1

EXHIBIT INDEX

EXHIBIT #

99.1         Press release of Northern California Bancorp, Inc. dated August 10, 2006

NORTHERN CALIFORNIA BANCORP, INC.
YEAR-TO-DATE EARNINGS PER SHARE UP 269.3%

Charles T. Chrietzberg, Jr., Chairman, President and Chief Executive Officer of Northern California Bancorp, Inc. and its wholly owned subsidiary Monterey County Bank reported today results of operation for the second quarter of 2006.  Year to date basic earnings per share for 2006 were $1.29 compared with $.35 in 2005, up 269.3%.  Year to date diluted earnings per share for 2006 were $1.09 compared with $.29 in 2005, a 274.3% increase.  Basic earnings per share for the second quarter 2006 were $.42 compared with $.27 in 2005, a 57.7% increase.  Diluted earnings per share for the second quarter 2006 were $0.35 compared with $0.22 in 2005, a 59.5% increase.

Net income was $2,102,800 for the six months ended June 30, 2006, compared with $561,600 in 2005, an increase of 274.4%.  Net income for the second quarter of 2006 was $681,400 compared with $426,500 in 2005, and increase of 59.8%.

Return on average equity for the six months ended June 30, 2006 was 41.3% compared with 7.3% for the same period in 2005.  Return on average equity for the second quarter was 25.4% compared with 22.3% for the same period in 2005.

Return on average assets for the six months ended June 30, 2006 was 2.6% compared with 0.39% for the same period in 2005.  Return on average equity for the second quarter was 1.6% compared with 1.2% for the same period in 2005.

Net interest income for the six months ended June 30, 2006 was $3,901,800 compared to $3,428,700 for the same period in 2005.  The increase of $473,100 resulted from total interest income increasing $1,107,300, while total interest expense increased $634,200.  Average interest earning assets increased $21,386,000 (16.51%), while the average rate earned increased 32 basis points.  Average interest bearing liabilities increased $12,439,000 (11.24%), while the average rate paid increased 72 basis points.

Total non-interest income for the second quarter of 2006 was $1,420,600 compared with $955,300 for the same period in 2005.  The increase of $465,300 resulted primarily from a $291,800 increase in fee income from a credit card program and $128,500 increase in merchant discount fees. Total non-interest income for the six months ended June 30, 2006 was $4,145,600 compared with $1,732,900 for the same period in 2005.  The increase of $2,412,700 resulted from the gain on sale of the Bank’s investment in Pacific Coast Bankers’ Bank of $1,313,400, and an increase in income from other service charges, commissions and fees of $1,099,300.  The increase in other service charges, commissions and fees was due primarily to a $57,300 mark to market gain on trading assets compared with a $348,300 mark to market loss in 2005, and increases of $361,400 in fee income from credit card programs, $166,000 in merchant discount fees and $125,000 in commercial banking origination fees.

Non-interest expense for the second quarter of 2006 was $2,090,000 compared with $2,014,600 for the second quarter of 2005.  Non-interest expense for the six months ended June 30, 2006 was $4,200,100 compared with $3,880,600 for the same period in 2005.  The increase of $319,500 was the result increases in salaries and benefits of $188,700, occupancy and equipment expense $93,300 and other general and administrative expense $29,400.  The efficiency ratio for the six months ended June 30, 2006 was 52.8% compared with 77.0% for the same period of 2005.

Provision for income tax for the second quarter 2006 was $648,200 compared with $351,100 for the same period in 2005.  For the six months ended June 30, 2006 provision for income tax was $1,649,500 compared with $594,400 for the same period in 2005.

The provision for loan losses was $95,000 for the six months ended June 30, 2006 compared with $125,000 for the same period in 2005.  Provisions for loan losses are determined on the basis of management’s periodic credit review of the loan portfolio.  Management believes the provisions made to the allowance for loan losses are sufficient to cover risk factors in the loan portfolio.

No loans were charged off during the six months ended June 30, 2006 and 2005.

Non-performing loans were $172,900 or 0.15% of total loans on June 30, 2006 and $137,000 or 0.13% of total loans on June 30, 2005.

Chrietzberg stated, “We are very pleased with the results through June 30th, as the corporation continued growth in total assets of 21.3% and record earnings with an increase of 269.3%.  We anticipate continued growth during the second half of 2006.”

Northern California Bancorp, Inc. is a bank holding company with $171.4 million in assets.  Monterey County Bank, its principal subsidiary is a state chartered bank headquartered in Monterey, CA.

FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business; and (8) unknown economic impacts caused by the

State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses.  Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

NORTHERN CALIFORNIA BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	JUNE 30	JUNE 30
	2006	2005
ASSETS:
Cash and Due From Banks	$5,382,500	$5,978,600
Federal Funds Sold	11,970,000	6,720,000
Total Cash and Cash Equivalents	17,352,500	12,698,600
Trading Assets	1,404,400	854,500
Time Deposits Financial Institutions	1,000,000	1,000,000
Investment Securities, available for sale	13,918,200	8,421,700
Investment Securities, held to maturity cost (fair value approximates $7,213,500 in 2006; $6,712,400 in 2005)	7,018,600	6,425,000
Other Investments	1,869,300	2,058,600
Loans Held for Sale	2,844,800	5,117,600
Loans, net of allowance for loan losses of $1,101,800 in 2006; $1,088,900 in 2005	115,684,200	101,531,800
Bank Premises and Equipment, Net	4,454,800	4,276,800
Cash Surrender Value of Life Insurance	3,509,200	2,426,800
Interest Receivable and Other Assets	2,390,200	3,856,000
Total Assets	$171,446,200	$148,667,400

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non interest bearing demand	$34,758,600	$21,948,100
Interest-bearing demand	15,955,300	16,980,400
Savings	7,841,300	8,793,800
Time less than $100,000	32,089,500	30,082,500
Time in denominations of $100,000 or more	32,053,800	28,106,800
Total Deposits	122,698,500	105,911,600

Federal Home Loan Bank Borrowed Funds	26,750,000	24,650,000
Junior Subordinated Debt Secuirites	8,248,000	8,248,000
Interest Payable and Other Liabilities	2,812,200	1,943,700
Total Liabilities	160,508,700	140,753,300

Shareholders’ Equity:
Common Stock - No Par Value Authorized: 2,500,000 Outstanding: 1,633,989 in 2006 and 1,631,439 in 2005	4,786,300	4,721,000
Retained Earnings	6,231,400	3,087,100
Accumulated Other Comprehensive Income (Loss)	(80,200)	106,000
Total Shareholders’ Equity	10,937,500	7,914,100
Total Liabilities & Shareholders’ Equity	$171,446,200	$148,667,400

NORTHERN CALIFORNIA BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE-MONTH PERIOD ENDING		SIX-MONTH PERIOD ENDING
	JUNE 30		JUNE 30
	2006	2005	2006	2005
INTEREST INCOME:
Loans	$2,866,000	$2,543,400	$5,398,200	$4,647,900
Time deposits with other financial institutions	11,200	7,100	21,900	11,000
Investment securities	230,100	197,000	455,400	347,100
Federal funds sold	189,600	54,700	361,900	124,100
Total Interest Income	3,296,900	2,802,200	6,237,400	5,130,100

INTEREST EXPENSE:
Interest-bearing transaction accounts	16,100	16,900	39,300	32,800
Savings and time deposit accounts	337,300	258,300	654,500	491,400
Time deposits in denominations of $100,000 or more	338,500	239,400	640,400	460,800
Notes payable and other	511,000	375,700	1,001,400	716,400
Total Interest Expense	1,202,900	890,300	2,335,600	1,701,400

Net Interest Income	2,094,000	1,911,900	3,901,800	3,428,700
Provision for loan losses	95,000	75,000	95,000	125,000
Net interest income, after provision for loan losses	1,999,000	1,836,900	3,806,800	3,303,700

NONINTEREST INCOME:
Service charges on deposit accounts	143,000	176,700	281,800	317,100
Income from sales and servicing of Small Business Administration Loans	147,500	234,500	436,400	470,200
Sale of Pacific Coast Bankers’ Bank Stock	—	—	1,313,400	—
Other non interest income	1,130,100	544,100	2,114,000	946,600
Total non interest income	1,420,600	955,300	4,145,600	1,732,900

NONINTEREST EXPENSE:
Salaries and Employee Benefits	898,300	796,700	1,843,700	1,655,000
Stock Based Compensation Expense	—	—	7,500	—
Occupancy and Equipment Expense	199,900	155,500	380,700	287,400
Professional Fees	43,300	35,900	82,900	73,400
Data Processing	79,300	83,900	165,600	174,500
Other general and administrative	869,200	942,600	1,719,700	1,690,300
Total noninterest expense	2,090,000	2,014,600	4,200,100	3,880,600

Income before tax provision	1,329,600	777,600	3,752,300	1,156,000
Income tax provision	648,200	351,100	1,649,500	594,400
Net income	$681,400	$426,500	$2,102,800	$561,600